February 22, 2012

Peter J. Arduini
President and Chief Executive Officer
Integra LifeSciences Holdings Corporation
311 Enterprise Drive
Plainsboro, NJ 08536

Dear Pete:

As we have discussed, I hereby consent and agree that, notwithstanding Section 5 of the Amended and Restated Employment Agreement, dated as of December 19, 2005, as amended from time to time, between me and the Company (the “Employment Agreement”), my annual base salary rate for 2012 will be reduced to my 2011 annual base salary rate of $525,000 per year, effective as of March 17, 2012. However, any other amounts under the Employment Agreement that are determined based on my base salary will be calculated using the annual base salary to which I would have otherwise been entitled under Section 5 of my Employment Agreement had my base salary been increased in accordance with such provisions.

I agree that neither the foregoing nor any action taken by the Company in connection therewith will constitute a breach of, or Good Reason for purposes of, the Employment Agreement or any other agreement between me and the Company.

Very truly yours,

/s/ John B. Henneman, III
John B. Henneman, III

cc: Richard Gorelick, General Counsel